Issuer Free Writing Prospectus Dated 30 May 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated 27 May 2025

Registration Statement No. 333-285592

Nasdaq: AN P A See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. RICH S P A RKL E HOLDINGS LIMITED INVESTOR PRESEN T A T ION

Forward - Looking Statements By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines that anticipated. Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry we operate may differ materially from the forward - looking statements in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statement filed with the Securities and Exchange Commission ("SEC"), as amended (File No. 333 - 285592*), for our proposed initial public offering (the "Registration Statement"). In addition, even if our result of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation.

This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward - looking statements. We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. The Registration Statement has not become effective yet. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus, dated 27 May 2025 available on SEC Website at: htt ps://www.sec.gov/Archives/edgar/data/2031688/000121390025047854/ea0212005 - 09.htm Alternatively, we or our underwriter will arrange to send you the prospectus if you request it by contacting Eddid Securities USA Inc. via ecm@eddidusa.com

Free Writing Prospectus Statement This free writing prospectus is related to the proposed public offering of Ordinary Shares of Rich Sparkle Holdings Limited. It should be read alongside the preliminary prospectus filed by the Company with the United States Securities and Exchange Commission (SEC). Before investing, please review the preliminary prospectus and other documents filed with the SEC for detailed information about the Company and this offering. These documents are available for free at www.sec.gov. You can also request a copy of the prospectus by contacting the underwriter at: Eddid Securities USA Inc. (Email: ecm@eddidusa.com) This communication is not an offer to sell or a solicitation to buy securities, nor will any securities be sold in a jurisdiction where this would be unlawful without proper registration or qualification under applicable laws. The securities of the Company have not been registered under the Securities Act of 1933, as amended, or any other applicable securities law. The Company's securities have not been approved or disapproved by the SEC or any other regulatory or governmental authority, nor have any of the foregoing passed upon the accuracy or adequacy of the information presented. Any presentation to the contrary is a criminal offense. The presentation shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The company's securities may only be sold pursuant to an effective registration statement filed with the SEC.

This presentation contains proprietary information that is the property of the Company. Neither this presentation nor the proprietary information contained herein shall be published, reproduced, copied, disclosed or used for any other purpose, other than the review and consideration of this presentation. The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect.

BUSINESS MODEL CONTENT • Offering Summary • Company Overview • Business Model • Industry Overview • Competitive Strengths • Use of Proceeds • Financial Highlights 6 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

OFFERING SUMMARY OFFERING SUMMARY 1

OFFERING SUMMARY

Securities Offered:	1,250,000 Ordinary Shares.
Over-Allotment Option:	Underwriters can purchase up to 187,500 additional Ordinary Shares (within 45 days) at the IPO price, minus underwriting discounts.
IPO Price:	Estimated between $4.00 and $6.00 per Ordinary Share.
Shares Outstanding Before the Offering:	11,250,000 Ordinary Shares.
Shares Outstanding After the Offering:	• Without Over-Allotment: 12,500,000 Ordinary Shares. • With Full Over-Allotment: 12,687,500 Ordinary Shares.
Listing:	Application submitted to list on Nasdaq Capital Market.
Underwriter:	Eddid Securities USA Inc.
Proposed Ticker Symbol:	"ANPA"
Transfer Agent:	VStock Transfer, LLC

"See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

2

COM P ANY OVERVIEW

COMPANY OVERVIEW Company Overview Introduction to ANPA Financial Services Group Limited ANPA Financial Services Group Limited is a leading financial printing and corporate services provider, headquartered in Hong Kong’s prestigious business district at The Center, 99 Queen’s Road Central. Since our founding in 2016, we have been dedicated to delivering high - quality, regulatory - compliant financial printing solutions to companies listed on the Hong Kong Stock Exchange (HKEX) and those preparing for IPOs. ANPA specializes in producing and distributing essential financial documents such as IPO prospectuses, financial reports, fund documents, circulars, and announcements. With a strong focus on compliance, precision, and branding, our services enable our clients to meet stringent regulatory requirements while presenting their corporate communications with clarity and impact. 4 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

COMPANY OVERVIEW Key Facts Year Established: 2016 Headquarters: Hong Kong Core Focus: Financial printing, corporate services, and advisory solutions Customer Reach: Over 190 listed companies served in 2024 , including both domestic and international firms Market Position: Ranked 4th largest financial printing service provider in Hong Kong in 2023 (CIC Report) Revenue (2024): USD $5.9 million 5 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

COMPANY OVERVIEW Rich Sparkle Holdings Limited 100% Lore Heaven Holdings Limited 100% ANPA Financial Services Group Limited 6 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

BUSINESS MODEL

BUSINESS MODEL END - TO - END FINANCIAL PRINTING AND CORPORATE SERVICES Customer Base • Over 190 listed companies served on the HK Stock Exchange in 2024. • Special focus on IPO preparation and post - IPO support. Revenue Model • Projects tailored to individual customer needs. • Flexible pricing: Per deliverable or service package for financial printing; hourly rates for professional services. Core Services • Financial Printing: Typesetting, design, translation, and printing of IPO prospectuses, financial reports, circulars, and announcements. • Corporate Services: Internal control assessments, ESG evaluations, and compliance support. • Co - Working Space: High - quality office spaces for meetings and conferences. 8 Technology Integration • Plans to adopt generative AI to revolutionize operational efficiency, reduce turnaround times, and enhance service precision. "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

INDUSTRY OVERVIEW

INDUSTRY OVERVIEW FINANCIAL PRINTING MARKET IN HONG KONG Market Landscape: • Hong Kong is the 6th largest stock exchange in APAC, with 2,631 listed companies as of December 31, 2024 (CAGR of 2.2% from 2018 to 2024). • The financial printing services market is tightly linked to Hong Kong's equity market, supporting regulatory compliance and investor communication. • Hong Kong's advanced financial infrastructure and transparent regulatory framework make it a preferred listing destination in APAC. Market Trends: • Global equity market recovery: Market capitalization reached USD 130.9 trillion in 2024, with APAC contributing USD 41.5 trillion (CAGR of 7 .8% from 2018 to 2024). • Increasing stringency in disclosure requirements (e.g., climate - related reporting mandated by 2025). • Growing demand from Mainland Chinese companies seeking capital through Hong Kong listings. Seasonality: • Peak demand in Q2, driven by HKEX requirements for annual reports and corporate disclosures. 10 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

INDUSTRY OVERVIEW GLOBAL MARKET EXPANSION 11 U.S. Opportunity: • The U.S. remains the largest equity market, with major exchanges like NYSE and NASDAQ reaching USD 31.6 trillion and USD 30.6 trillion in market capitalization, respectively, by 2024. • Rising demand for SEC - compliant filings (EDGAR and XBRL formats) presents opportunities for global expansion. Hong Kong's Role: • Hong Kong has implemented strategic initiatives like the approval of specialist technology companies under the new Listing Chapter 18C in June 2024. • The launch of the "Tech Express" program aims to expedite listing applications for tech and biotech companies. Barriers to Entry: • High Capital Requirements: Investments in state - of - the - art equipment and software. • Regulatory Compliance: Adherence to evolving disclosure standards (e.g., ISSB - guided climate - related reporting in 2025). • Reputation: Entrants must establish trust and credibility in a competitive market dominated by fewer than 50 active players. "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

COMPETITIVE STRENGTHS

COMPREHENSIVE SERVICE PORTFOLIO COMPETITIVE STRENGTHS 13 • Full - spectrum services: Typesetting, design, translation, internal control assessments, ESG evaluations, and co - working space. • Tailored solutions ensure regulatory compliance and branding excellence. IN - HOUSE CREATIVE AND DESIGN TEAM • Expertise in transforming branding and strategic messaging into impactful deliverables. • High - quality, visually appealing materials optimized for clarity and precision. LARGE AND LOYAL CUSTOMER BASE • Served over 190 listed companies in 2024, building strong relationships with repeat clients. • Proven ability to attract and retain prestigious customers across industries. GROWTH - DRIVEN STRATEGY • Generative AI adoption for operational efficiency by mid - 2025. • Planned expansion into U.S. markets to tap growing demand for SEC - compliant financial printing services. • Strategic alliances with industry players to broaden service offerings. "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

COMPETITIVE STRENGTHS Ng Ka Wo Director & Chairman of the Board Ż Ż • Founder of ANPA (HK) and serving as Director since 2016. • Brings over 8 years of expertise in the financial printing services industry in Hong Kong. • Leverages 18+ years of managerial and client relationship management experience. • Professional investor with 14+ years of experience across diverse sectors, possessing extensive knowledge of financial markets, instruments, and investment strategies. • Previously served as: General Manager at Fai Po Gem & Jewellery Limited (2006 – 2012). General Manager at Shenzhen United Blue Ocean Applied Materials Technology Co., Ltd. (2013 – 2016). Chan Tsz Keung Chief Executive Officer • Leads the Company’s corporate strategy, business development , and risk management initiatives. • Holds over 8 years of experience in the financial printing services industry in Hong Kong. • Possesses 10+ years of expertise in business development and management. • Formerly served as Sales Manager at RR Donnelley , a global financial printing company (2016 – 2018). • Earned a Bachelor of Arts in Economics from the University of Southern California (2011). LEADERSHIP 14 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

USE OF PROCEEDS

USE OF PROCEEDS Strategic Alliances • Form partnerships with industry players to expand market reach and service offerings. Working Capital and General Corporate Purposes • Support day - to - day operations and ensure financial flexibility. 30% 25% 25% 20% Incorporation of Generative AI Features • Enhance operational efficiency and automate content generation, proofreading, and compliance functions. U.S. Market Expansion • Establish new branches and offices in the U.S. • Recruit staff to support operations and regulatory filings tailored for SEC compliance. PLANNED ALLOCATION OF NET PROCEEDS 16 FLEXIBILITY IN ALLOCATION • Management Discretion: Allocation may adjust based on unforeseen events or changing business conditions. • Short - Term Investments: Unused proceeds will be placed in interest - bearing bank deposits or debt instruments until deployment. • If proceeds are insufficient for all proposed uses, allocations will be adjusted proportionally , with potential additional capital raised through equity or debt financing. "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

OFFERING SUMMARY FINANCIAL HIGHLIGHTS 17

FINANCIAL HIGHLIGHTS FY 2023 FY 2024 CATEGORY USD$6.27 million USD$5.88 million Revenues USD$2.81 million USD$2.56 million Gross Profit 44.8% 43.5% Gross Margin USD$1.81 million USD$1.65 million Operating Expenses USD$806,296 USD$820,393 Net Income USD$0.0717 USD$0.0729 Earnings Per Share 18 "See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS	AS OF FY 2024	AS OF FY 2023	CHANGE
Total Assets	USD$6.32 million	USD$4.70 million	▲34.5%
Total Liabilities	USD$3.77 million	USD$2.99 million	▲26.2%
Shareholders' Equity	USD$2.55 million	USD$1.71 million	▲48.9%
Cash Position	USD$320,161	USD$184,264	▲73.7%

CASH FLOW HIGHLIGHTS	FY 2024	FY 2023	CHANGE
Net Cash from Operations	USD$803,910	USD$(330,703)	Positive Turnaround
Net Cash Used in Investing	-	USD$(37,741)	Positive Turnover
Cash & Equivalents (End)	USD$320,161	USD$184,264	▲73.7%

"See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss."

19

ANPA contact: anpa.info@anpa.com.hk Eddid USA contact: Eddid Securities USA Inc. Tom Li (+1) 212 - 363 - 6888 ecm@eddidusa.com THANK YOU